Exhibit 99.1

RISK FACTORS

An investment in our Common Stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this Form 10-KSB in evaluating our Company and its business before purchasing shares of our Company’s Common Stock. Our business, operating results and financial condition could seriously be harmed due to any of the following risks. The risks described below are not the only ones facing our Company. Additional risks not presently known to us may also impair our business operations. You could lose all or part of your investment due to any of these risks.

Risks Related to Our Business

We have a limited operating history and as a result there is no assurance we can operate on a profitable basis.

In December 2001, the Company’s operations ceased following the sale of substantially all of its assets. New management took over in 2002 and in late 2003 we became engaged in our current business. Sale of our current product line commenced in early 2005, and our revenues have been minimal to-date. Accordingly, the Company has had very little operating history or results on which to evaluate our business or our prospects for the future. The Company faces the risks, expenses and difficulties frequently encountered by companies in the early stage of implementing their business models. Such risks and difficulties include the fact that we cannot give any assurances that our business model or strategy will be successful. There can be no assurances that the Company’s products will be accepted in the marketplace or that the Company will have sufficient funds to carry out a meaningful sales program. Failure to successfully implement our business model or strategy would materially and adversely affect our ability to continue as a going concern.

Because there is no assurance that we will generate significant revenues, we face a high risk of business failure.

For the years ended December 31, 2005 and 2006, revenues were $345,967 and $357,853, respectively. The Company’s ability to increase sales depends on numerous factors, including market acceptance of existing products, the successful introduction of new products, growth of consumer discretionary spending, the ability to recruit new independent sales consultants, sourcing of raw materials and demand-driven increases in production and distribution capacity. Business in all of Serefex’s segments is driven by consumer preferences. Accordingly, there can be no assurances that the Company’s current or future products will maintain or achieve market acceptance. We can provide investors with no assurance that revenues will increase to a level which will reflect profitability. If we are unsuccessful in generating significant revenues, our business will most likely fail and our investors could lose their investment.

Our independent auditors’ report states that there is a substantial doubt that we will be able to continue as a going concern.

Our independent auditors, Lake & Associates, LLC, P.A., state in their audit report attached to our audited financial statements for the fiscal year ended December 31, 2006 that since we have sustained recurring losses and have yet to generate an internal cash flow, there is a substantial doubt that we will be able to continue as a going concern.

Ability to respond to increased product demand.

The Company’s ability to meet future product demand will depend upon its success in sourcing adequate supplies of its products, bringing new production and distribution capacity on line in a timely manner, forecasting product demand and fulfilling customer orders promptly, improving customer service-oriented management information systems, and recruiting, training, motivating and managing new employees. The Company’s inability to successfully achieve of any of the foregoing could result in a material adverse effect on the Company’s financial results.

Risk of shortages.

The supply of certain raw materials needed for the manufacture of the Company’s products could be adversely affected by price changes, availability, a change in product requirements, weather disruptions due to production or transportation delays, and other factors. Shortages have not had and are not presently expected to have a material adverse effect on the Company’s operations. However, it is possible that fluctuations in the availability and prices of crude oil could have a material adverse affect on the cost the transportation of our products, particularly in importation expenses.

Dependence on key corporate management personnel.

Serefex’s success depends in large part on the contributions of its key corporate management, specifically, its Chief Executive Officer and President, Brian S. Dunn, and its Vice President and Controller; Shawn M. Williams. The Company has employment contracts with Messrs. Dunn and Williams. Serefex does not maintain any key person life insurance policies. The loss of our key corporate management personnel could have a material adverse effect on the Company.

As a supplier of imported merchandise, the Company is subject to certain risks that generally do not affect suppliers of domestically produced products.

Presently, the Company imports all of its products from Taiwan and China. The Company usually orders merchandise from eight (8) to twelve (12) weeks in advance of delivery. Global unrest, war, terrorist acts, or threats of war and/or terrorist acts could negatively impact the Company’s ability to import merchandise. Foreign currency exchange rate fluctuations, increases in taxes, duties, and related import expenses, strikes, and import quotas and other importation restrictions, among other things, could negatively affect the price, delivery and availability of imported merchandise. The inability to import our products, the unavailability of shipping capacity at acceptable rate terms, or the imposition of burdensome tariffs could have a material adverse effect on the results of the Company’s operations. Monitoring of foreign vendors’ and/or manufacturer’s compliance with United States laws and Serefex’s product standards, including quality and safety standards, is more difficult than the monitoring of domestic vendors and manufacturer’s compliance with such laws and Company standards.

The United States government has the authority to enforce trade agreements, resolve trade disputes, and open foreign markets to United States goods and services. The United States government may also impose trade sanctions on foreign countries that are deemed to violate trade agreements or maintain laws or practices that are unjustifiable and restrict United States commerce. In these situations the United States government may increase duties on imports into the United States from one or more foreign countries. In this event, Serefex could be adversely affected by the imposition of trade sanctions.

In addition, the United States maintains a variety of international trade laws under which the Company’s ability to import may be affected from time to time, including, but not limited to, the antidumping law, the countervailing duty law, the safeguards law, and laws designed to protect intellectual property rights. Although the Company may not be directly involved in a particular trade dispute under any of these laws, its ability to import, or the terms and conditions under which it can continue to import, may be affected by the outcome of that dispute.

In recent years, dispute resolution processes have been utilized to resolve disputes regarding market access between China, the United States and other countries. In some instances these trade disputes can lead to the threats by countries of sanctions against each other, which can include import prohibitions and increased duty rates on imported items. Any type of sanction on imports is likely to increase the Company’s import costs or limit the availability of products purchased from sanctioned countries. In that case, the Company may be required to seek similar products from other countries.

Risks Related to Our Common Stock

Our Common Stock has been relatively thinly traded and we cannot predict the extent to which an active trading market will develop.

Our Common Stock is traded on the OTC Bulletin Board. Our Common Stock is thinly traded compared to larger more widely known companies. Thinly traded Common Stock can be more volatile than Common Stock trading in an active public market. We cannot predict the extent to which an active public market for our Common Stock will develop or be sustained.

We may need to raise additional capital which may not be available on acceptable terms or at all.

On June 14, 2006, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. that provides for the investment by Cornell Capital of up to $5 million in our Common Stock over a period of twenty-four (24) months. We have filed a registration statement with the Securities and Exchange Commission covering 26,722,222 shares of our Common Stock, which based on an offering price of $.04 per share, equals $1,068,889 of the $5 million. To date, we have sold 3,981,095 shares to Cornell at an average purchase price of $.033 per share for $130,000. In the future, we may be required to raise additional funds under the Standby Agreement, particularly if we exhaust the funds advanced as a result of the offering and are unable to generate positive cash flow as a result of our operations. There can be no assurance that financing will be available in amounts or on terms acceptable to us. The inability to obtain additional capital may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our development plans. Any additional equity financing may involve substantial dilution to our then existing stockholders.

We do not intend to pay dividends on any investment in the shares of stock of our Company.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in our Company will need to come through an increase in the stock’s price. This may never happen and investors may lose all of their investment in our Company.

Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares as penny stocks are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell our Company’s securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. These rules apply to companies whose shares are not traded on a national stock exchange or on the NASDAQ system, trade at less than $5.00 per share, or who do not meet certain other financial requirements specified by the SEC. These rules require brokers who sell “penny stocks” to persons other than established customers and “accredited investors” to complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning the risks of trading in such penny stocks. These rules may discourage or restrict the ability of brokers to sell our shares of Common Stock and may affect the secondary market for our shares of Common Stock. These rules could also hamper our ability to raise funds in the primary market for our shares of Common Stock.